Exhibit 1.3

Neovasc Inc.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2016 AND 2015

(Expressed in United States dollars)

CONTENTS

Page

Report of Independent Registered Public Accounting Firm	1 – 2

Consolidated Statements of Financial Position	3

Consolidated Statements of Loss and Comprehensive Loss	4

Consolidated Statements of Changes in Equity	5

Consolidated Statements of Cash Flows	6

Notes to the Consolidated Financial Statements	7 – 29

Report of Independent Registered Public Accounting Firm

Grant Thornton LLP Suite 1600, Grant Thornton Place 333 Seymour Street Vancouver, BC V6B 0A4 T +1 604 687 2711 F +1 604 685 6569 www.GrantThornton.ca

To the Board of Directors and Shareholders of

Neovasc Inc.

We have audited the accompanying consolidated financial statements of Neovasc Inc. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2016 and December 31, 2015 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The audit of the consolidated statements of financial position as at December 31, 2016 and December 31, 2015 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

Audit • Tax • Advisory

Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd

An audit involves performing procedures to obtain audit evidence about, and examining on a test basis, the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We were not engaged to provide an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Neovasc Inc. as at December 31, 2016 and December 31, 2015 and its financial performance and its cash flows for the years then ended, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of matter

Without modifying our opinion, we draw attention to Note 1 to the consolidated financial statements, which indicates that the Company was named in litigation and that the court awarded $112 million in damages against the Company. This condition, along with other matters as set forth in Note 1, indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada
March 23, 2017	Chartered Professional Accountants

Audit • Tax • Advisory

Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd

NEOVASC INC.

Consolidated Statements of Financial Position

As at December 31,

(Expressed in United States dollars)

	Notes	2016	2015

ASSETS
Current assets
Cash and cash equivalents	6	$22,954,571	$55,026,171
Cash held in escrow	7	70,000,000	-
Accounts receivable	8	3,117,474	1,736,941
Inventory	9	196,723	598,136
Prepaid expenses and other assets		505,340	146,590
Total current assets		96,774,108	57,507,838

Non-current assets
Restricted cash	10	449,760	-
Property, plant and equipment	11	1,585,635	3,720,556
Total non-current assets		2,035,395	3,720,556

Total assets		$98,809,503	$61,228,394

LIABILITIES AND EQUITY
Liabilities
Current liabilities
Accounts payable and accrued liabilities	12	$2,490,943	$3,232,971
Damages provision	13	111,781,096	-
Total current liabilities and total liabilities		114,272,039	3,232,971

Equity
Share capital	15	168,712,673	161,505,037
Contributed surplus	15	22,301,437	20,569,110
Accumulated other comprehensive loss		(4,693,040)	(8,790,011)
Deficit		(201,783,606)	(115,288,713)
Total equity		(15,462,536)	57,995,423

Total liabilities and equity		$98,809,503	$61,228,394

Going Concern and Uncertainty (see Note 1)

Contingent Liabilities and Provisions (see Note 23)

Subsequent Events (see Note 24)

Operating Leases (Note 19)

See Accompanying Notes to the Consolidated Financial Statements

4

NEOVASC INC.

Consolidated Statements of Loss and Comprehensive Loss

For the years ended December 31,

(Expressed in United States dollars)

	Notes	2016	2015

REVENUE
Reducer		$1,004,948	$526,412
Product sales		-	353,736
Contract manufacturing		3,746,521	3,236,978
Consulting services		4,761,327	5,812,814
	16	9,512,796	9,929,940

COST OF GOODS SOLD	18	7,091,761	6,938,134
GROSS PROFIT		2,421,035	2,991,806

EXPENSES
Selling expenses	18	696,638	655,669
General and administrative expenses	18	19,182,787	13,913,076
Product development and clinical trials expenses	18	19,364,503	17,181,395
		39,243,928	31,750,140

OPERATING LOSS		(36,822,893)	(28,758,334)

OTHER INCOME/(EXPENSE)
Interest income		177,761	577,006
Interest expense		-	(2,538)
Damages provision	13	(111,781,096)	-
Gain on sale of assets	22	65,095,733	-
(Loss)/gain on foreign exchange		(273,746)	1,620,727
Unrealized foreign exchange loss on damages provision		(2,690,129)	-
		(49,471,477)	2,195,195
LOSS BEFORE TAX		(86,294,370)	(26,563,139)

Tax expense	14	(200,523)	(167,351)

LOSS FOR THE YEAR		$(86,494,893)	$(26,730,490)

OTHER COMPREHENSIVE GAIN (LOSS) FOR THE YEAR
Items that will be reclassified subsequently to profit or loss
Exchange difference on translation for other than damages provision		1,406,842	(8,386,205)
Exchange difference on translation for damages provision		2,690,129	-
		4,096,971	(8,386,205)

LOSS AND OTHER COMPREHENSIVE LOSS FOR THE YEAR		$(82,397,922)	$(35,116,695)

LOSS PER SHARE
Basic and diluted loss per share	20	$(1.28)	$(0.41)

See Accompanying Notes to the Consolidated Financial Statements

5

NEOVASC INC.

Consolidated Statements of Changes in Equity

(Expressed in United States dollars)

	Notes	Share Capital	Contributed Surplus	Accumulated Other Comprehensive Loss	Deficit	Total Equity

Balance at January 1, 2015		$89,357,061	$17,632,809	$(403,806)	$(88,558,223)	$18,027,841

Issue of share capital pursuant to an underwritten public offering	15(b)(i)	74,883,850	-	-	-	74,883,850
Share issue costs	15(b)(i)	(5,004,640)	-	-	-	(5,004,640)
Issue of share capital on exercise of options	15(b)	2,268,766	(1,177,864)	-	-	1,090,902
Share-based payments	15(b)	-	4,114,165	-	-	4,114,165
Transaction with owners during the year		72,147,976	2,936,301	-	-	75,084,277

Loss and comprehensive loss for the year		-	-	-	(26,730,490)	(26,730,490)

Other comprehensive loss for the year		-	-	(8,386,205)	-	(8,386,205)

Balance at December 31, 2015		$161,505,037	$20,569,110	$(8,790,011)	$(115,288,713)	$57,995,423

Issue of share capital pursuant to a private placement	15(b)(ii)	7,090,200	-	-	-	7,090,200
Share issue costs	15(b)(ii)	(35,540)	-	-	-	(35,540)
Issue of share capital on exercise of options	15(b)	152,976	(77,784)	-	-	75,192
Share-based payments	15(b)	-	1,810,111	-	-	1,810,111
Transaction with owners during the year		7,207,636	1,732,327	-	-	8,939,963

Loss and comprehensive loss for the year		-	-	-	(86,494,893)	(86,494,893)

Other comprehensive gain for the year		-	-	4,096,971	-	4,096,971

Balance at December 31, 2016		$168,712,673	$22,301,437	$(4,693,040)	$(201,783,606)	$(15,462,536)

See Accompanying Notes to the Consolidated Financial Statements

6

NEOVASC INC.

Consolidated Statements of Cash Flows

For the years ended December 31,

(Expressed in United States dollars)

	Notes	2016	2015

OPERATING ACTIVITIES
Loss for the year		$(86,494,893)	$(26,730,490)
Adjustments for:
Depreciation	18	755,734	503,709
Share-based payments	18	1,810,111	4,114,165
Damages provision	13	111,781,096	-
Gain on sale of assets	22	(65,095,733)	-
Write-down accounts receivable		5,071	25,893
Income tax expense	14	200,523	-
Interest income		(177,761)	(609,493)
Interest expense		-	2,538
		(37,215,852)	(22,693,678)

Net change in non-cash working capital items:
Accounts receivable		(1,362,272)	(468,478)
Inventory		(470)	(269,605)
Prepaid expenses and other assets		(221,973)	31,592
Accounts payable and accrued liabilities		(842,360)	1,527,656
		(2,427,075)	821,165

Income tax and Interest paid and received:
Income tax paid		(326,492)	-
Interest received		175,260	592,093
Interest paid		-	(2,538)
		(151,232)	589,555

Net cash applied to operating activities		(39,794,159)	(21,282,958)

INVESTING ACTIVITES
Increase in restricted cash		(449,760)	-
Increase in cash held in escrow		(70,000,000)	-
Redemption of guaranteed investment certificates		-	9,322,492
Purchase of property, plant and equipment	11	(656,170)	(2,143,128)
Proceeds from sale of assets, net of costs of $168,060	22	67,741,740	-
Net cash from / (applied to) investing activities		(3,364,190)	7,179,364

FINANCING ACTIVITIES
Repayment of long-term debt		-	(164,364)
Proceeds from private placement, net of costs of $35,540	15	7,054,660	69,879,210
Proceeds from exercise of options	15	75,192	1,090,092
Net cash from financing activities		7,192,852	70,804,938

NET CHANGE IN CASH AND CASH EQUIVALENTS		(36,028,497)	56,701,344

CASH AND CASH EQUIVALENTS
Beginning of the year		55,026,171	5,193,561
Exchange difference on cash and cash equivalents		3,956,897	(6,868,734)
End of the year		$22,954,571	$55,026,171

Represented by:
Cash	6	13,961,537	7,860,728
Cashable high interest savings accounts	6	8,993,034	25,490,443
Cashable guaranteed investment certificates	6	-	21,675,000
		$22,954,571	$55,026,171

See Accompanying Notes to the Consolidated Financial Statements

7

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

1.	INCORPORATION, NATURE OF BUSINESS AND GOING CONCERN

(a)	Business Description

Neovasc Inc. (“Neovasc” or the “Company”) is a limited liability company incorporated and domiciled in Canada. The Company was incorporated as Medical Ventures Corp. under the Company Act (British Columbia) on November 2, 2000 and was continued under the Canada Business Corporations Act on April 19, 2002. On July 1, 2008, the Company changed its name to Neovasc Inc.

Neovasc is the parent company. The consolidated financial statements of the Company as at December 31, 2016 and December 31, 2015 and for the years ended December 31, 2016 and 2015 comprise the Company and its subsidiaries, all of which are wholly owned. The Company’s principal place of business is located at Suite 5138 – 13562 Maycrest Way, Richmond, British Columbia, V6V 2J7 and the Company’s registered office is located at Suite 2600 – 595 Burrard Street, Vancouver, British Columbia, V7X 1L3, Canada. The Company's shares are listed on the Toronto Stock Exchange (TSX:NVCN) and the Nasdaq Capital Market (NASDAQ:NVCN).

On July 5, 2016, the Company received written notification (the "Notification Letter") from The NASDAQ Stock Market LLC ("Nasdaq") notifying the Company that it was not in compliance with the $1.00 minimum bid price requirement set forth in the Nasdaq Listing Rules. On December 19, 2016, the Company received written notification that it had regained compliance with the minimum bid price requirement. This non-compliance did not affect the listing of the Company’s common shares.

Neovasc is a specialty medical device company that develops, manufactures and markets products for the rapidly growing cardiovascular marketplace.  Its products include the Tiara™ for the transcatheter treatment of mitral valve disease and the Neovasc Reducer™ for the treatment of refractory angina.

(b)	Going Concern and Uncertainty

As at December 31, 2016, the Company had $22,954,571 in cash and cash equivalents and a working capital deficit of $17,497,931. On May 19, 2016, following a trial in Boston, Massachusetts, a jury awarded $70 million on certain trade secret claims made by CardiAQ Valve Technologies, Inc. (“CardiAQ”). On October 31, 2016, during post-trial motions, the judge awarded $21 million in enhanced damages on those claims. On January 18, 2017, during post-trial motions, the judge awarded approximately $21 million in pre- and post- judgment interest. The Company has been successful in staying the total $112 million damages award and has placed $70 million in a joint escrow account. If the Company is not successful on appeal of the verdict, or otherwise is unsuccessful in reducing the amount of these awards to an amount less than the $70 million held in escrow, the Company will require significant additional financing in order to pay the damages and to continue to operate its business. There can be no assurance that such financing will be available on favorable terms, or at all.

The Company intends to continue to vigorously defend itself in the litigation during the appeal process and so the outcome of these matters, including whether the Company will be required to pay some or all of the total $112 million damages award is not currently determinable. Litigation is inherently uncertain. Therefore, until these matters have been resolved to their ultimate conclusion by the appropriate courts, the Company cannot give any assurances as to the outcome. If the Company is unsuccessful in its appeal of the verdict in the CardiAQ litigation, or is unable to settle the claims in a manner satisfactory to the Company, it may be faced with significant monetary damages that could exceed its resources and /or the loss of intellectual property rights that could have a material adverse effect on the Company and its financial condition. These circumstances indicate the existence of material uncertainty and cast substantial doubt about the Company’s ability to continue as a going concern (See Notes 7, 13, 23 and 24).

These consolidated financial statements do not reflect adjustments that would be necessary if the going concern assumption were not appropriate. Should the Company be unable to reduce the amount of the award or obtain significant additional financing and the Company’s ability to continue as a going concern be impaired, material adjustments may be necessary to these consolidated financial statements.

8

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

2.	BASIS OF PREPARATION

(a)	Statement of compliance with IFRS

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

(b)	Basis of measurement

The Company’s consolidated financial statements have been prepared on the historical cost basis except as explained in the accounting policies set out in Note 3.

(c)	Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries, Neovasc Medical Inc., Neovasc Tiara Inc., Neovasc (US) Inc., Neovasc Medical Ltd. and B-Balloon Ltd. (which, as at March 23, 2016, is in the process of being voluntarily liquidated). All intercompany balances and transactions have been eliminated upon consolidation.

(d)	Presentation of financial statements

The Company has elected to present the 'Statement of Comprehensive Income' in a single statement.

(e)	Use of estimates and management judgment

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Significant areas requiring the use of estimates relate to the determination of the net realizable value of inventory (obsolescence provisions), allowance for doubtful accounts receivable, impairment of non-financial assets, useful lives of depreciable assets and expected life, and volatility and forfeiture rates for share-based payments.

Inventories

The Company estimates the net realizable values of inventories, taking into account the most reliable evidence available at each reporting date. The future realization of these inventories may be affected by future technology or other market-driven changes that may reduce future selling prices.

Allowance for doubtful accounts receivable

The Company provides for bad debts by setting aside accounts receivable past due more than 121 days unless circumstances suggest collectability is assured. Actual collectability of customer balances can vary from the Company’s estimation.

Impairment of long-lived assets

In assessing impairment, the Company estimates the recoverable amount of each asset or cash generating unit based on expected future cash flows and uses an interest rate to discount them. Estimation uncertainty relates to assumptions about future operating results and the determination of a suitable discount rate.

Useful lives of depreciable assets

The Company reviews its estimate of the useful lives of depreciable assets at each reporting date, based on the expected utilization of the assets.

Share-based payment

The Company measures the cost of equity-settled transactions by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility and forfeiture rates and making assumptions about them.

9

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

2.	BASIS OF PREPARATION (continued)

(e)	Use of estimates and management judgment (continued)

Determination of functional currency

The Company determines its functional currency based on the primary economic environment in which it operates. IAS 21 The Effects of Changes in Foreign Exchange Rates outlines a number of factors to apply in determining the functional currency, which is subject to significant judgment by management. Management uses a number of factors to determine the primary economic environment in which the Company operates; it is normally the one in which it primarily generates and expends cash. As the Company is still a development-stage entity it considers the currency in which it expends cash on its research and development activities to be a key element in this assessment.

Determination of presentation currency

The Company has elected to adopt the United States dollar as its presentation currency, to improve comparability of its financial information with other publicly traded businesses in the life sciences industry.

Deferred tax assets

Deferred tax assets are recognized in respect of tax losses and other temporary differences to the extent probable that there will be taxable income available against which the losses can be utilized. Judgment is required to determine the amount of deferred tax assets that can be recognized based on estimates of future taxable income.

Contingent Liabilities

Contingent liabilities are assessed continually to determine whether an outflow of resources embodying economic benefits has become probable. If it becomes probable that an outflow of future economic benefits will be required for an item previously dealt with as a contingent liability, a provision is recognized in the consolidated financial statements of the period in which the change in probability occurs.

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

(a)	Foreign currency translation

The functional currency of the Company and each of its subsidiaries is the Canadian dollar (See Note 2(e)). Primary indicators in determining functional currency include the currency that influences sales prices, labor, material purchases and other costs. Other indicators include the currency in which funds from financing activities are generated, and the currency in which receipts from operations are usually retained.

Foreign currency denominated monetary assets and liabilities are translated into Canadian dollars at the period end rate of exchange. Foreign currency denominated non-monetary assets and liabilities are translated at the historical rates of exchange in effect on the date the asset was acquired or liability incurred. Foreign currency denominated revenues and expenses are translated at the rate of exchange on the date on which such transactions occur. Foreign currency gains or losses arising on the settlement of foreign-currency denominated monetary assets and liabilities are recognized in profit or loss in the period in which they arise.

The presentation currency of the consolidated financial statements is the United States dollar. The Company elected to adopt the United States dollar as its presentation currency, effective from the annual consolidated financial statements of the Company for the period ended December 31, 2015, to improve comparability of its financial information with other publicly traded businesses in the life sciences industry. Prior year consolidated financial statements and all comparative financial information contained herein have been recast to reflect the Company’s results as if they had been historically reported in United States dollars. All revenues, expenses and cash flows for each period were translated into the presentation currency using average rates for the period, or the rates in effect at the date of the transaction for significant transactions. Assets and liabilities were translated using the exchange rate at the end of the period and stockholders’ equity was translated at historical rates. The resulting translation adjustment was recorded as accumulated foreign currency translation adjustment in accumulated other comprehensive income.

10

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUTING POLICIES (continued)

(b)	Financial instruments

Financial assets and financial liabilities are recognized on the Company’s consolidated statement of financial position when the Company becomes party to the contractual provisions of the instrument. Financial assets are de-recognized when the contractual rights to the cash flows from the financial asset expire or when the contractual rights to those assets are transferred. Financial liabilities are de-recognized when the obligation specified in the contract is discharged, cancelled or expired.

The Company classifies its cash and cash equivalents, cash held in escrow, restricted cash, and accounts receivable as loans and receivables. Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition loans and receivables are measured at amortized cost using the effective interest method. The Company classifies its long-term debt and accounts payable and accrued liabilities as other financial liabilities. These financial liabilities are recognized initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortized cost using the effective interest method.

(c)	Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term, highly liquid investments that are readily convertible to known amounts of cash within 90 days of purchase.

(d)	Cash held in escrow

Cash held in escrow represents cash placed in a joint escrow account that cannot be accessed by the Company without prior authorization from parties not related to the Company. Restricted cash is disclosed separately as part of other current assets. Such cash may be used in whole, or in part, to settle awards against the Company in its litigation with CardiAQ (see Note 23).

(e)	Restricted cash

Restricted cash represents secured cash that cannot be accessed by the Company without prior authorization from parties not related to the Company. Restricted cash is disclosed separately as part of other non-current assets.

(f)	Inventory

Inventory is valued at the lower of cost and net realizable value for finished goods, work in progress and raw materials. Cost is determined on a first-in, first-out basis. Cost of finished goods and work in progress includes direct material and labor costs and an allocation of manufacturing overhead and applicable shipping and handling costs. In determining net realizable value, the Company considers factors such as obsolescence, future demand for inventory and contractual arrangements with customers.

(g)	Property, plant and equipment

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

As no finite useful life for land can be determined, related carrying amounts are not depreciated.

Depreciation of property, plant and equipment is recognized in profit or loss over the estimated useful lives using the following rates and methods:

Building	4% declining balance
Leasehold improvements	amortized over the life of the lease
Production equipment	30% declining balance
Computer hardware	30% declining balance
Computer software	100% declining balance
Office equipment	20% declining balance

11

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

Gains or losses arising on the disposal of property, plant and equipment are determined as the difference between the disposal proceeds and the carrying amount of the assets and are recognized in profit or loss.

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(h)	Impairment of assets

Financial assets (including accounts receivable)

The Company reviews its accounts receivable at least at each reporting date to determine whether there is objective evidence that it is impaired.

The Company considers evidence of impairment for accounts receivable when the amounts are past due or when other objective information is received that a specific counterparty may default. Accounts receivable that are not considered to be individually impaired are reviewed for impairment in groups, using historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management’s judgment as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss is calculated as the difference between an asset’s carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in profit or loss and reflected in an allowance account against receivables. When subsequent events cause the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

Non-financial assets

The carrying amounts of the Company’s non-financial assets, other than inventories are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs of disposal. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, if it is not possible to estimate the recoverable amount of an individual asset, the asset is included in the cash-generating unit to which it belongs and the recoverable amount of the cash-generating unit is estimated. As a result, some assets are tested individually for impairment and some are tested at the cash-generating unit level. A cash-generating unit is the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets.

An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amounts of the other assets in the unit on a pro-rata basis.

(i)	Contingent Liabilities and Provisions

Provisions for product warranties, legal disputes, onerous contracts or other claims are recognized when the Company has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic resources will be required from the Company and amounts can be estimated reliably. No liability is recognized if an outflow of economic resources as a result of present obligations is not probable. Such situations are disclosed as contingent liabilities unless the outflow of resources is remote.

(j)	Employee benefits

The Company provides short-term employee benefits and post-employment benefits to current employees. The short-term employee benefits include wages, salaries, social security contributions, paid annual leave, paid sick leave and medical care. Short-term employee benefits obligations are measured on an undiscounted basis and are expensed as the related service is provided.

The Company provides post-employment benefits through defined contribution plans, including contributions to the Canadian Pension Plan and individual Registered Retirement Savings Plans of qualified employees. Contributions to defined contribution pension plans are recognized as an employee benefit expense in the years during which services are rendered by employees.

12

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(k)	Revenue recognition

The Company earns revenue from four sources: the Reducer, product sales, contract manufacturing and consulting services. Revenues from these four sources are recognized as follows:

Revenue from the sale of goods is recognized when the Company has transferred to the buyer the significant risks and rewards of ownership of the goods, the Company retains neither continuing managerial involvement nor effective control over the goods sold, the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the Company and the costs incurred or to be incurred in respect of the transaction can be measured reliably.

For consulting services, revenue is recognized when the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the Company and the stage of completion and the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Reducer, Product sales and Contract manufacturing

For the Reducer, product sales and contract manufacturing, these criteria are met upon time of shipment at shipping point.

Consulting services

For consulting services, these criteria are met as the services are delivered under the terms of the related consulting services contract.

(l)	Research and development

The Company is engaged in research and development. Research costs are expensed as incurred. Development costs are expensed in the period incurred, unless they meet the criteria for capitalization. The criteria include that development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. Other development expenditure is recognized in profit or loss as incurred. Management reviews the applicable criteria on a regular basis and if the criteria are no longer met, any remaining unamortized balance is written off as a charge to profit or loss. Research and development costs are reduced by any scientific research and experimental development tax credits to which the Company is entitled.

(m)	Government assistance

Government assistance, consisting of grants and scientific research and experimental development tax credits, is recorded as a reduction of either the related expense or the cost of the asset to which it relates. The assistance is recorded in the accounts when reasonable assurance exists that the Company has complied with the terms and conditions of the assistance program and when there is reasonable assurance that the assistance will be realized.

(n)	Interest income and interest expense

Interest income comprises interest income from high interest savings accounts and guaranteed investment certificates. Interest income is recognized in profit or loss, using the effective interest method.

(o)	Operating lease

Leases where the Company does not assume substantially all the risks and rewards of ownership are classified as operating leases. Payments on operating leases are recognized as an expense on a straight-line basis over the lease term. Associated costs, such as maintenance and insurance, are expensed as incurred.

13

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(p)	Income taxes

Tax expense represents current tax and deferred tax. Tax is recognized in profit or loss except to the extent it relates to items recognized in other comprehensive income or directly in equity. Current tax is based on the taxable profits for the year, and is calculated using tax rates that have been enacted or substantively enacted by the reporting date.

Deferred tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their respective carrying amounts in the consolidated financial statements. However, deferred tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction, other than a business combination, that at the time of the transaction affects neither the accounting profit nor taxable profit. Deferred tax assets are recognized to the extent that it is probable that the future taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized. Deferred tax assets and liabilities are offset when the Company has a right and intention to offset tax assets and liabilities from the same taxation authority.

Deferred tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the reporting date and are expected to apply when the related deferred tax asset is realized or the deferred tax liability settled.

(q)	Equity

Share capital represents the value of shares that have been issued. Any transaction costs associated with the issuing of shares are deducted from share capital.

From time to time the Company may issue units consisting of common shares and common share purchase warrants. The Company estimates the fair value of the common shares based on their market price on the date of the issuance of the units. The residual difference, if any, between the unit price and the fair value of each common share represents the fair value attributable to each warrant. Any transaction costs associated with the issuance of units would be apportioned between the common shares and warrants based on their relative fair values.

Professional, consulting, regulatory fees and other costs that are directly attributable to financing transactions are deferred until such time as the transactions are completed. Share issue costs are charged to share capital when the related shares are issued. Costs relating to financing transactions that are abandoned are charged to profit and loss.

Contributed surplus includes the fair value of vested stock options (see Note 3(r)).

Deficit includes all current and prior period losses.

(r)	Share-based payments

The Company has an equity-settled share-based stock option plan. The Company grants stock options to buy common shares of the Company to directors, officers, employees and consultants (see Note 15(c)).

The fair value of the stock options awarded to employees, directors, officers and service providers is measured at grant date, using the Black-Scholes Option Pricing Model with assumptions for risk-free interest rates, dividend yields, volatility factors of the expected market price of the Company's common shares, based on historic market price volatility, and an expected life of the options. The fair value of the options is recognized as an employee expense, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the options. The amount recognized as expense is adjusted to reflect the number of stock options expected to vest.

For stock options with non-vesting conditions, the grant date fair value of the options is recognized to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

(s)	Loss per share

Loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common shares outstanding during the year for the effects of all potentially dilutive shares, only when their conversion to shares would decrease earnings per share or increase loss per share.

14

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(t)	Operating segment

The Company operates its business in one segment. The Company reports information about revenues from customers for the Reducer, products sales, contract manufacturing and consulting services, from geographical areas, and from major customers.

(u)	Future accounting pronouncements

The Company has reviewed new and revised accounting pronouncements that have been issued but are not yet effective. The Company has not early adopted any of these standards, but will adopt by their respective mandatory application date. The Company is currently assessing their impact on its consolidated financial statements.

The new standard for financial instruments (IFRS 9) introduces extensive changes to IAS 39’s guidance on the classification and measurement of financial assets and introduces a new ‘expected credit loss’ model for the impairment of financial assets. IFRS 9 also provides new guidance on the application of hedge accounting.

IFRS 9 divides all financial assets into two classifications – those measured at amortized cost and those measured at fair value. Classification is made at the time the financial asset is initially recognized when the entity becomes a party to the contractual provisions of the instrument. The transition guidance is complex and mainly requires retrospective application.

Most of the requirements in IAS 39 for the classification and measurement of financial liabilities have been carried forward unchanged to IFRS 9. Where an entity chooses to measure its own debt at fair value, IFRS 9 now requires the amount of the change in fair value due to changes in the issuing of the entity’s own credit risk to be presented in other comprehensive income. An exception to the new approach is made where the effects of changes in the liability’s credit risk would create or enlarge an accounting mismatch in profit or loss, in which case all gains or losses on that liability are to be presented in profit or loss. The requirements in IAS 39 related to de-recognition of financial assets and financial liabilities have been incorporated unchanged into IFRS 9. The new standard is required to be applied for annual reporting periods beginning on or after January 1, 2018. Early application of this standard is permitted.

IFRS 15 presents new requirements for the recognition of revenue, replacing IAS 18 ‘Revenue’, IAS 11 ‘Construction Contracts’, and several revenue-related Interpretations. The new standard establishes a control-based revenue recognition model and provides additional guidance in many areas not covered in detail under existing IFRSs, including how to account for arrangements with multiple performance obligations, variable pricing, customer refund rights, supplier repurchase options, and other common complexities.

IFRS 15 applies to contracts with customers to provide goods or services, including construction contracts and licensing of intellectual property. It will not apply to certain contracts within the scope of other IFRSs such as lease contracts, insurance contracts, financing arrangements, financial instruments, guarantees other than product warranties, and non-monetary exchanges between entities in the same line of business to facilitate sales to third-party customers. The new standard is required to be applied for annual reporting periods beginning on or after January 1, 2018. Early application of this standard is permitted.

IFRS 16 Leases sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract. All leases result in the lessee obtaining the right to use an asset at the start of the lease and, if lease payments are made over time, also obtaining financing. Accordingly, from the perspective of the lessee, IFRS 16 eliminates the classification of leases as either operating leases or finance leases as is required by IAS 17 Leases and, instead, introduces a single lessee accounting model. From the perspective of the lessor, IFRS 16 substantially carries forward the accounting requirements in IAS 17. Accordingly, a lessor continues to classify its leases as operating leases or finance leases, and accounts for those two types of leases differently. The new standard is required to be applied for annual reporting periods beginning on or after January 1, 2019. Early application of this standard is permitted.

15

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

4.	MANAGING CAPITAL

The Company’s objectives, when managing capital, are to safeguard cash as well as maintain financial liquidity and flexibility in order to preserve its ability to meet financial obligations and deploy capital to grow its business. In the definition of capital, the Company includes equity. There has been no change in the definition since the prior period.

The Company’s financial strategy is designed to maintain a flexible capital structure consistent with the objectives stated above and to respond to business growth opportunities and changes in economic conditions. In order to maintain or adjust its capital structure, the Company may issue new shares, units or new debt (secured, unsecured, convertible and/or other types of available debt instruments). For the years ended December 31, 2016 and 2015 there were no changes in the Company’s capital management policy.

The capital of the Company is comprised of:

	December 31, 2016	December 31, 2015

Equity	$(15,462,536)	$57,995,423

As at December 31, 2016, the Company is in a negative equity position. The Company has recognized a damages provision of approximately $112 million after a $70 million damages award, $21 million enhanced damages award and an approximate $21 million damages for pre- and post- judgment interest in its litigation with CardiAQ (see Notes 13, 23 and 24).

5.	FINANCIAL RISK MANAGEMENT

The carrying amounts of financial assets and financial liabilities in each category are as follows:

	Note	December 31, 2016	December 31, 2015
Loans and receivables
Cash and cash equivalents	6	$22,954,571	$55,026,171
Cash held in escrow	7	70,000,000	-
Accounts receivable	8	3,117,474	1,736,941
Restricted cash	10	449,760	-
		$96,521,805	$56,763,112

Other financial liabilities
Accounts payable and accrued liabilities	12	$2,490,943	$3,077,802

The carrying amount of cash and cash equivalents, cash held in escrow, accounts receivable, accounts payable and accrued liabilities is considered a reasonable approximation of fair value due to their short-term nature.

(a)	Foreign exchange risk

The majority of the Company’s revenues are derived from product sales in the United States and Europe, primarily denominated in United States and European Union currencies. Management has considered the stability of the foreign currency and the impact a change in the exchange rate may have on future earnings during the forecasting process. A 10% change in the foreign exchange rates for the United States and European Union currencies for foreign currency denominated accounts receivable will impact net income by approximately $202,000 and $49,000 respectively (2015: $84,000 and $60,000), and a similar change for foreign currency denominated accounts payable will impact net income by approximately $123,000 and $10,000 respectively as at December 31, 2016 (2015: $164,000 and $24,000). The Company does not hedge its foreign exchange risk.

(b)	Interest rate risk

The Company receives interest on its investment in HISAs at variable interest rates. A 1% change in the interest rate on the investment in HISAs will impact net income as at December 31, 2016 by approximately $90,000 (2015: $255,000).

The Company is not exposed to cash flow interest rate risk on fixed rate cash balances, fixed rate guaranteed investment certificates and short term accounts receivable without interest.

16

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

5.	FINANCIAL RISK MANAGEMENT (continued)

(c)	Liquidity risk

As at December 31, 2016, the Company had $22,954,571 in cash and cash equivalents. The cash used in operations during the year ended December 31, 2016 was $39,794,159. As at December 31, 2016, the Company had a working capital deficit of $17,497,931 as compared to a working capital surplus of $54,274,867 at December 31, 2015. The Company has been successful in staying the total approximate $112 million damages award against it in its litigation with CardiAQ and has placed $70 million in a joint escrow account. Unless the Company is successful in post-trial motions and/or an appeal of the verdict, or otherwise is unsuccessful in reducing the amount of these awards to less than the $70 million held in escrow, the Company will require significant additional financing in order to pay the damages and to continue to operate its business. There can be no assurance that such financing will be available on favorable terms, or at all (see Notes 1(b), 7, 13, 23 and 24). Further to this and in the longer term, the Company is dependent on the profitable commercialization of its products or obtaining additional debt or equity financing to fund ongoing operations until profitability is achieved.

The Company monitors its cash flow on the monthly basis and compares actual performance to the budget for the fiscal year. The Company believes it has sufficient funds to fund operations for the next 12 months. The Company will also consider its balance sheet needs and may obtain additional debt or equity financing during that period 12 month period. Further into the future the Company is dependent on the profitable commercialization of its products or obtaining additional debt or equity financing to fund ongoing operations until profitability is achieved.

As at December 31, 2016 and 2015, all the Company’s non-derivative financial liabilities have maturities (including interest payments where applicable) within 6 months.

(d)	Credit risk

Credit risk arises from the possibility that the entities to which the Company sells products may experience financial difficulty and be unable to fulfill their contractual obligations. This risk is mitigated by proactive credit management policies that include regular monitoring of the debtor’s payment history and performance. The Company does not require collateral from its customers as security for trade accounts receivable but may require certain customers to pay in advance of any work being performed or product being shipped.

The maximum exposure, if all of the Company’s customers were to default at the same time is the full carrying value of the trade accounts receivable at December 31, 2016: $2,532,114 (2015: $1,393,533).

As at December 31, 2016, the Company had $1,555,469 (as at December 31, 2015: $91,813) of trade accounts receivable that were overdue, according to the customers’ credit terms. During the year ended December 31, 2016 the Company wrote down $5,071 of accounts receivable owed by a customer (2015: $25,893). As at December 31, 2016, the Company also recorded $120,000 as an allowance for doubtful accounts (2015: Nil).

The Company may also have credit risk related to its cash and cash equivalents, with a maximum exposure of $93,404,331 as at December 31, 2016 (2015: $55,026,171). The Company minimizes its risk to cash and cash equivalents by dealing with Canadian Chartered Banks.

6.	CASH AND CASH EQUIVALENTS

	December 31, 2016	December 31, 2015
Cash held in:
Canadian dollars	$6,386,135	$635,614
United States dollars	7,231,160	7,104,699
Euros	344,242	120,415
Cashable high interest savings accounts	4,713,385	8,738,088
Cashable United States dollar high interest savings accounts	4,279,649	16,752,355
Cashable guaranteed investment certificate	-	21,675,000
	$22,954,571	$55,026,171

The high interest savings accounts are held in major Canadian Chartered Banks. They are fully cashable at any time and have a variable interest rate.

17

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

7.	CASH HELD IN ESCROW

	December 31, 2016	December 31, 2015

Cash held in escrow	$70,000,000	$-

The Company has placed $70 million into a joint escrow account to partially cover the damages awarded against the Company in its lawsuit against CardiAQ (see Notes 13, 23 and 24)).

8.	ACCOUNTS RECEIVABLE

	December 31, 2016	December 31, 2015

Trade receivables	$2,532,114	$1,393,533
Other receivables	585,360	343,408
	$3,117,474	$1,736,941

All amounts are short-term. The aging analysis of receivables is as follows:

	December 31, 2016	December 31, 2015

Not past due	$976,645	$1,301,720
Past due 0 - 30 days	969,652	89,643
30 - 60 days	54,064	1,846
60 - 90 days	134,468	324
90 – 120 days	189,640	-
Over 120 days	207,645	-
	$2,532,114	$1,393,533

All of the Company's trade and other receivables have been reviewed for impairment. The Company wrote down $5,071 of accounts receivable during the year ended December 31, 2016 (2015: $25,893). The Company recorded $120,000 in allowance for doubtful accounts at December 31, 2016 (December 31, 2015 – Nil). Subsequent to the year end the Company collected $346,809 in accounts receivable greater than 60 days old.

9.	INVENTORY

	December 31, 2016	December 31, 2015

Raw materials	$83,934	$492,785
Work in progress	62,040	88,856
Finished goods	50,749	16,495
	$196,723	$598,136

During the years ended December 31, 2016 and 2015 the Company did not write down any obsolete inventory. The amount of inventory expensed to cost of goods sold was $4,082,504 (2015: $3,391,324).

10.	RESTRICTED CASH

	December 31, 2016	December 31, 2015
Restricted cash	$449,760	$-

Restricted cash represents security held by a Canadian Chartered Bank as a guarantee for the Company’s same day electronic processing facility and corporate credit card facility.

18

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

11.	PROPERTY, PLANT AND EQUIPMENT

	Land	Building	Leasehold improvements	Production equipment	Computer hardware	Computer software	Office equipment	Total

COST

Balance at January 1, 2015	$178,734	$1,741,422	$35,428	$1,318,982	$457,713	$297,553	$304,226	$4,334,058
Additions during the year	253,198	805,810	93,361	833,690	52,914	80,455	23,700	2,143,128
Cumulative translation adjustment	(57,166)	(346,428)	(10,780)	(281,957)	(79,537)	(51,650)	(51,681)	(879,199)
Balance at December 31, 2015	$374,766	$2,200,804	$118,009	$1,870,715	$431,090	$326,358	$276,245	$5,597,987

Additions during the year	-	89,263	-	409,899	28,765	128,243	-	656,170

Disposals during the year	(157,791)	(1,994,191)	(84,808)	(964,018)	(45,641)	(41,724)	-	(3,288,173)
Cumulative translation adjustment	14,926	111,679	5,447	71,521	14,933	12,265	8,526	239,297
Balance at December 31, 2016	$231,901	$407,555	$38,648	$1,388,117	$429,147	$425,142	$284,771	$3,205,281

ACCUMULATED DEPRECIATION

Balance at January 1, 2015	$-	$343,295	$958	$694,265	$222,154	$279,427	$140,688	$1,680,787
Depreciation for the year	-	51,010	34,119	270,231	78,158	36,817	33,374	503,709
Cumulative translation adjustment		(59,066)	(2,062)	(130,469)	(42,706)	(47,318)	(25,444)	(307,065)
Balance at December 31, 2015	$-	$335,239	$33,015	$834,027	$257,606	$268,926	$148,618	$1,877,431

Depreciation for the year	-	77,205	50,101	402,426	61,645	137,682	26,675	755,734
Disposals during the year		(395,674)	(57,933)	(584,186)	(29,746)	(14,779)	-	(1,082,318)
Cumulative translation adjustment		18,130	1,567	31,536	7,694	5,647	4,225	68,779
Balance at December 31, 2016	$-	$34,900	$26,750	$683,803	$297,199	$397,476	$179,518	$1,619,646

CARRYING AMOUNTS

As at December 31, 2015	$374,766	$1,865,565	$84,994	$1,036,688	$173,484	$57,432	$127,627	$3,720,556
As at December 31, 2016	$231,901	$372,655	$11,898	$704,314	$131,948	$27,666	$105,253	$1,585,635

19

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

12.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31, 2016	December 31, 2015

Trade payables	$943,922	$2,515,815
Accrued vacation	217,036	167,604
Accrued liabilities	1,270,306	221,167
Tax liability	-	155,169
Other payables	59,679	173,216
	$2,490,943	$3,232,971

13.	DAMAGES PROVISION

	December 31, 2016	December 31, 2015

Initial damages	$70,000,000	$-
Enhanced damages	21,000,000	-
Pre-judgment interest	20,675,154	-
Accrued post-judgment interest	105,942	-
	$111,781,096	$-

On May 19, 2016, following a trial in Boston, Massachusetts, a jury awarded $70 million on certain trade secret claims made by CardiAQ. On October 31, 2016, during post-trial motions, the judge awarded $21 million in enhanced damages on those claims and on January 18, 2017 during post-trial motions the judge awarded $20,675,154 in pre-judgment interest and $2,354 per day in post-judgment interest from November 21, 2016. As at December 31, 2016, the Company has accrued $105,942 in post-judgment interest. The Company has been successful in staying the approximate $112 million in total damages awards and has placed $70 million in a joint escrow account. If the Company is not successful on appeal of the verdict, or otherwise is unsuccessful in reducing the amount of these awards to an amount less than the $70 million held in escrow, the Company will require significant additional financing in order to pay the damages and to continue to operate its business. There can be no assurance that such financing will be available on favorable terms, or at all. The Company intends to continue to vigorously defend itself during the appeal process and so the outcome of these matters, including whether the Company will be required to pay some or all of the approximate $112 million in total damages award is not currently determinable (see Notes 7, 23 and 24).

14.	INCOME TAXES

The relationship between the expected tax expense based on the combined federal and provincial income tax rate in Canada and the reported tax expense in the consolidated statement of comprehensive income can be reconciled as follows:

	For the years ended December 31,
	2016	2015

Loss before income taxes	$(86,294,370)	$(26,563,139)

Statutory tax rate	26.00%	26.00%
Recovery of income taxes based on the combined Canadian federal and provincial statutory rates	(22,436,536)	(6,906,416)
Share-based remuneration	468,939	1,061,468
Foreign exchange adjustment	333,276	126,654
Other permanent differences	(8,821,908)	(2,352,402)
Unrecognized deferred tax benefits	30,531,995	8,191,467
Difference in tax rates between foreign jurisdictions and Canada	124,757	46,580
Income tax expense	$200,523	$167,351

20

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

14.	INCOME TAXES (continued)

The Company recorded no deferred tax assets in the consolidated statement of financial position. The unrecognized deferred tax assets include tax losses, research and development pools and differences between the carrying amount and the tax basis of the following items:

	For the years ended December 31,
	2016	2015
Deferred tax assets
Investment tax credits	$2,689,744	$3,454,503
Capital assets	328,039	212,311
Share issue expenses	772,687	999,066
Non-capital loss carry forwards	22,828,376	15,639,367
Foreign exchange	(12,388)	1,093
Research and development expenditures	68,037	3,523,925
Reserve for legal damages	28,205,068	-
Deferred compensation	50,454	29,907
	$54,930,017	$23,860,172

Included in the Company’s deferred tax assets not recognized above as at December 31, 2016, is $261,681 of research and development expenditures available to reduce taxable income in the future periods with no expiry date. The Company has loss carry forward balances for income tax purposes of $87,951,868, of which $59,279,616 are available to reduce taxable income in Canada in the future periods, if any, expiring at various times through to the year 2036. The Company also has investment tax credits of $3,592,762 available to reduce income taxes in the future periods, expiring at various times through to the year 2036.

15.	SHARE CAPITAL

All common shares are equally eligible to receive dividends and the repayment of capital and represent one vote at shareholders’ meetings. All preferred shares have no voting rights at shareholders’ meetings but on liquidation, winding-up or other distribution of the Company’s assets are entitled to participate in priority to common shares. There are no preferred shares issued and outstanding.

(a)	Authorized

Unlimited number of common shares without par value. Unlimited number of preferred shares without par value.

(b)	Issued and outstanding

	Common shares		Contributed
	Number	Amount	Surplus

Balance, January 1, 2015	53,842,344	$89,357,061	$17,632,809
Issued for cash pursuant to an underwritten public offering (i)	10,415,000	74,883,850	-
Share issue costs (i)	-	(5,004,640)	-
Issued for cash on exercise of options	2,507,603	2,268,766	(1,177,864)
Share-based payments	-	-	4,114,165
Balance, December 31, 2015	66,764,947	$161,505,037	$20,569,110
Issued for cash pursuant to a private placement (ii)	11,817,000	7,090,200	-
Share issue costs (ii)	-	(35,540)	-
Issued for cash on exercise of options	101,398	152,976	(77,784)
Share-based payments	-	-	1,810,111
Balance, December 31, 2016	78,683,345	$168,712,673	$22,301,437

(i)	On February 3, 2015, the Company closed an underwritten public offering of 12,075,000 common shares of the Company (of which 10,415,000 common shares were issued from treasury) at a price per share of $7.19 for aggregate gross proceeds of $74,883,850 for the Company and $11,935,400 for the selling security holders (including some directors, officers and employees). The share issue costs incurred by the Company were $5,004,640.

21

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

15.	SHARE CAPITAL (continued)

(b)	Issued and outstanding (continued)

(ii)	On December 12, 2016, the Company closed a non-brokered private placement of 11,817,000 common shares of the Company at a price per share of $0.60 for aggregate gross proceeds of $7,090,200. All of the shares issued were purchased by Boston Scientific Corporation (“Boston Scientific”). Immediately following the closing of the private placement Boston Scientific owned 15% of the issued and outstanding common shares of the Company. The share issue costs incurred by the Company were $35,540. Concurrent to, and contingent upon, the non-brokered private placement Boston Scientific purchased certain assets from the Company (see Note 22).

(c)	Stock options

The Company adopted an equity-settled stock option plan under which the directors of the Company may grant options to purchase common shares to directors, officers, employees and service providers (the “optionees”) of the Company on terms that the directors of the Company may determine within the limitations set forth in the stock option plan. Effective June 18, 2015, at the Annual General Meeting (“AGM”), the board of directors and shareholders of the Company approved an amendment to the Company's incentive stock option plan to increase the number of options available for grant under the plan to 10,515,860, representing 20% of the number of common shares of the Company outstanding on May 16, 2015. Options under the Company’s stock option plan granted to directors, officers and employees vest immediately on the grant date, unless a vesting schedule is specified by the board. The directors of the Company have discretion within the limitations set forth in the stock option plan to determine other vesting terms on options granted to directors, officers, employees and others. The minimum exercise price of a stock option cannot be less than the applicable market price of the common shares on the date of the grant and the options have a maximum life of ten years from the date of grant. The Company also assumed options from the acquisition of Neovasc Medical Ltd. and B-Balloon Ltd which were not issued under the Company’s stock option plan. The following table summarizes stock option activity for the respective periods as follows:

	Number of options	Weighted average exercise price	Average remaining contractual life (years)
Options outstanding, January 1, 2015	9,346,389	C$ 2.37	2.19
Granted	1,423,677	8.57
Exercised	(2,507,603)	0.53
Forfeited	(127,760)	8.46
Options outstanding, December 31, 2015	8,134,703	C$ 3.92	2.22
Options exercisable, December 31, 2015	6,491,040	C$ 3.15	1.78
Granted	170,061	C$ 4.90
Exercised	(101,398)	1.00
Forfeited	(271,862)	6.37
Expired	(56,800)	1.00
Options outstanding, December 31, 2016	7,874,704	C$ 3.91	1.52
Options exercisable, December 31, 2016	6,800,066	C$ 3.40	1.26

22

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015
(Expressed in United States dollars)

15.	SHARE CAPITAL (continued)

(c)	Stock options (continued)

The following table lists the options outstanding at December 31, 2016 by exercise price:

Exercise price	Options outstanding	Weighted average remaining term (yrs)	Options exercisable	Weighted average remaining term (yrs)
C$0.01	79,482	1.05	79,482	1.05
C$0.97-1.45	3,452,300	0.31	3,452,300	0.31
C$2.00-4.25	1,045,111	1.56	883,817	1.34
C$5.00-7.00	2,433,311	2.63	1,963,667	2.47
C$7.00-9.00	412,400	3.36	191,000	3.31
C$10.00-13.00	452,100	3.21	229,800	3.20
	7,874,704		6,800,066

The following table lists the options outstanding at December 31, 2015 by exercise price:

Exercise price	Options outstanding	Weighted average remaining term (yrs)	Options exercisable	Weighted average remaining term (yrs)
C$0.01	86,280	2.06	86,280	2.06
C$0.97-1.45	3,608,500	0.68	3,570,700	0.61
C$2.00-4.25	982,606	2.27	775,804	2.25
C$5.00-7.00 C$7.00-9.00	2,550,570 373,000	3.62 4.58	1,806,347 77,000	3.40 4.58
C$10.00-13.00	533,747	4.23	174,909	4.21
	8,134,703		6,491,040

The weighted average share price at the date of exercise for share options exercised for the year ended December 31, 2016 was $4.72 (2015: $6.98). During the year ended December 31, 2016, the Company recorded $1,810,111 as compensation expense for share-based compensation awarded to eligible optionees (2015: $4,114,165). The Company used the Black-Scholes Option Pricing Model to estimate the fair value of the options at each measurement date using the following weighted average assumptions:

	2016	2015
Weighted average fair value	$3.02	$4.85
Dividend yield	nil	nil
Volatility	76%	76%
Risk-free interest rate	0.75%	0.75%
Expected life	5 years	5 years
Forfeiture rate	1%	1%

During 2016, 2,006,750 stock options, that expired within a blackout period, were automatically extended in accordance with the terms of the stock option plan and not subject to application of modification accounting.

23

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

16.	SEGMENT INFORMATION

The Company’s operations are in one business segment; the development, manufacture and marketing of medical devices. Each of the Company’s product lines has similar characteristics, customers, distribution and marketing strategies, and are subject to similar regulatory requirements. Substantially all of the Company’s long-lived assets are located in Canada. The Company carries on business in Canada. The Company earns revenue from sales to customers in the following geographic locations:

	For the years ended December 31,
	2016	2015

REVENUE
United States	$4,832,977	$4,932,791
Europe	4,251,260	4,831,678
Rest of the World	428,559	165,471
	$9,512,796	$9,929,940

Sales to the Company’s three largest customers accounted for 36%, 32% and 15% of the Company’s sales for the year ended December 31, 2016. Sales to the Company’s four largest customers accounted for 30%, 29%, 18% and 10% of the Company’s sales for the year ended December 31, 2015. On December 12, 2016, the Company’s largest customer, Boston Scientific, acquired certain assets of the Company (see Note 15(b)(ii) and Note 22) that did not meet the conditions for presentation as discontinued operations as a portion of the contract manufacturing activities have been retained by the Company.

17.	EMPLOYEE BENEFITS EXPENSE

	For the years ended December 31,
	2016	2015

Salaries and wages	$10,155,918	$8,688,806
Pension plan and employment insurance	583,093	517,592
Contribution to defined contribution pension plan	209,494	279,968
Health benefits	810,609	744,297
Cash-based employee expenses (see Note 18)	11,759,114	10,230,663
Share-based payments per Statements of Cash Flows	1,810,111	4,114,165
	$13,569,225	$14,344,828

24

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

18.	DEPRECIATION, SHARE-BASED PAYMENTS, EMPLOYEE AND OTHER EXPENSES

	For the years ended December 31,
	2016	2015

COST OF GOODS SOLD
Depreciation	$209,613	$165,884
Share-based payments	45,803	310,360
Cash-based employee expenses	2,753,841	3,070,566
Other expenses	4,082,504	3,391,324
TOTAL COST OF GOODS SOLD	$7,091,761	$6,938,134

EXPENSES
Selling expenses
Share-based payments	$138,334	$120,780
Cash-based employee expenses	109,150	31,447
Other expenses	449,154	503,442
	696,638	655,669

General and administrative expenses
Depreciation	119,977	78,544
Share-based payments	510,508	1,323,583
Cash-based employee expenses	2,713,110	2,128,392
Litigation expenses	13,170,138	7,058,226
Other expenses	2,669,054	3,324,331
	19,182,787	13,913,076

Product development and clinical trials expenses
Depreciation	426,144	259,281
Share-based payments	1,115,466	2,359,442
Cash-based employee expenses	6,183,013	5,000,258
Other expenses	11,639,880	9,562,414
	19,364,503	17,181,395

TOTAL EXPENSES	$39,243,928	$31,750,140

Depreciation per Statements of Cash Flows	$755,734	$503,709

Share-based payments per Statements of Cash Flows	$1,810,111	$4,114,165

Cash-based employee expenses (see Note 17)	$11,759,114	$10,230,663

Litigation expenses are legal and other expenses incurred in litigation matters during the year. It does not include any provision or contingent liability estimated by management (See Note 13).

25

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

19.	OPERATING LEASES

The Company entered into an agreement for additional office space in September 2014. The agreement does not contain any contingent rent clauses, or purchase options or escalation clauses. The term of the lease is 36 months commencing on October 1, 2014. The lease contains an option to renew for an additional 36 months.

The Company entered into an agreement for additional office space in September 2014 in Minneapolis. The agreement did not contain any contingent rent clauses, or purchase options or escalation clauses. The original term of the lease was 66 months commencing on September 1, 2014. Additional office space was added in July 2015 in Minneapolis. The term of the combined lease is 69 months commencing on July 1, 2015. The lease contains an option to renew for an additional 36 months.

The Company entered into an agreement for additional office space in December 2016. The agreement does not contain any contingent rent clauses, renewal or purchase options or escalation clauses. The term of the lease is 24 months commencing on December 19, 2016.

The future minimum operating lease payments due over the next five years and thereafter are as follows:

	As at December 31,
	2016	2015

Year 1	$198,814	$209,753
Year 2	110,303	179,718
Year 3	79,852	77,519
Year 4	33,838	79,843
Year 5	-	33,835
Thereafter	-	-
	$422,807	$580,668

Lease payments recognized as an expense during the year ended December 31, 2016 amount to $459,394 (2015: $262,765).

On December 12, 2016, certain leases were assigned to Boston Scientific in connection with its acquisition of the Company’s advanced tissue processing technology and facilities (see Notes 15(b)(ii) and 22).

20.	LOSS PER SHARE

Both the basic and diluted loss per share have been calculated using the loss attributable to shareholders of the Company as the numerator. The weighted average number of common shares outstanding used for basic loss per share for the year ended December 31, 2016 amounted to 67,465,300 shares (2015: 65,397,132 shares).

	For the years ended December 31,
	2016	2015

Weighted average number of common shares	67,465,300	65,397,132
Loss for the period	(86,494,893)	(26,730,490)
Basic loss per share	$(1.28)	$(0.41)

As the Company is currently operating at a loss no dilutive potential ordinary shares have been identified as the conversion would lead to a decrease in loss per share.

26

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

21.	RELATED PARTY TRANSACTIONS

The Company’s key management personnel include members of the board of directors and executive officers. The Company provides salaries or cash compensation, and other non-cash benefits to directors and executive officers.

	For the years ended December 31,
	2016	2015

Short-term employee benefits
Employee salaries and bonuses	$1,224,103	$1,310,852
Directors fees	270,000	270,000
Social security and medical care costs	43,224	33,433
	1,537,327	1,614,285

Post-employment benefits
Contributions to defined contribution pension plan	13,646	26,294

Share-based payments	253,766	1,083,985

Total key management remuneration	$1,804,739	$2,724,564

22.	GAIN ON SALE OF ASSETS

On December 12, 2016, Boston Scientific acquired certain assets of the Company in connection with its acquisition of the Company’s advanced tissue processing technology and facilities for $67,741,740 (net of selling expenses of $168,060). The resulting gain on sale of assets of $65,095,733 was derived as follows:

Gain on sale of assets:

Proceeds from sale of assets, (net of selling expenses of $168,060) Assets disposed of:	$67,741,740
Property plant and equipment sold (at net book value)	(2,205,855)
Inventory sold	(440,152)
$65,095,733

Concurrent to, and contingent upon, the sale of assets, Boston Scientific participated in a non-brokered private placement and acquired 11,817,000 common shares of the Company (see Note 15(b)(ii)).

23.	CONTINGENT LIABILITIES AND PROVISIONS

Litigation expenses are legal and other expenses incurred in litigation matters during the year. The legal costs associated with defending legal claims in the current year include a lawsuit filed by CardiAQ in the U.S. District Court for the District of Massachusetts concerning intellectual property rights ownership, unfair trade practices and a breach of contract relating to Neovasc’s transcatheter mitral valve technology, including the Tiara, a complaint filed by CardiAQ against Neovasc in Germany requesting that Neovasc assign its right to one of its European patent applications to CardiAQ and a securities class action lawsuit.

Litigation with CardiAQ

The Company is engaged as an appellant and a defendant in lawsuits involving CardiAQ, as further described below. Litigation resulting from CardiAQ’s claims is expected to be costly and time-consuming and could divert the attention of management and key personnel from our business operations. Although we intend to vigorously defend ourselves against these claims, we cannot assure that we will succeed in appealing and defending any of these claims and that judgments will not be upheld against us. If we are unsuccessful in our appeal and defense of these claims or unable to settle the claims in a manner satisfactory to us, we may be faced with significant monetary damages and/or loss of intellectual property rights, that could have a material adverse effect on the Company and its financial condition. These circumstances indicate the existence of a material uncertainty and cast material doubt on the Company’s ability to continue as a going concern.

27

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

23.	CONTINGENT LIABILITIES AND PROVISIONS (continued)

On June 6, 2014, Neovasc was named in a lawsuit filed by CardiAQ in the U.S. District Court for the District of Massachusetts (“the Court”) concerning intellectual property rights ownership, unfair trade practices and breach of contract relating to Neovasc’s transcatheter mitral valve technology, including the Tiara.

On June 23, 2014, CardiAQ also filed a complaint against Neovasc in Munich, Germany (“the German Court”) requesting that Neovasc assign its right to one of its European patent applications to CardiAQ.  The German Court is expected to render its decision in March 2017 after a hearing which was held on December 14, 2016.  There are no monetary awards associated with these matters and no damages award has been recognized.

On April 25, 2016, the Court granted Neovasc’s motion for summary judgment on CardiAQ’s claim for fraud.

On May 19, 2016, following a trial in Boston, Massachusetts, a jury found in favor of CardiAQ and awarded $70 million on the trade secret claim for relief, and no damages on the contractual claims for relief.

On May 27, 2016, the Court granted Neovasc’s motion for judgment as a matter of law on the Massachusetts Gen. Law. Ch. 93A claim.

Following post-trial motions, on October 31, 2016, the Court awarded CardiAQ $21 million in enhanced damages on the trade secret claim for relief, and denied Neovasc’s motions for a new trial.

On October 31, 2016, the Court also denied CardiAQ’s motion for an injunction that would have shut down the development of the Tiara, thus allowing the Company to continue development and commercialization of the Tiara.  The Court issued an injunction requiring Neovasc to certify, by November 7, 2016, destruction of information that CardiAQ sent to Neovasc during the parties’ 2009-2010 business relationship, destruction of any related work product that incorporates such information, and return of any related CardiAQ prototypes. The Company filed a timely certification of compliance with this injunction.

In the cause of action relating to patent inventorship, CardiAQ claimed that two individuals should be added as inventors to a Neovasc patent.  In the October 31, 2016 order, the Court also ruled on the patent inventorship claim.   In that order, the Court ruled in favor of CardiAQ on the issue of inventorship of Neovasc’s patent.  There are no monetary awards associated with these matters and no damages award has been recognized. The Company is appealing this decision of the Court.  Unless the Company is successful at appeal, two individuals associated with CardiAQ will be added as inventors to Neovasc’s patent.

On December 23, 2016, the Court issued a stipulated order under which enforcement of the judgment was stayed pending appeal, pursuant to which Neovasc placed $70 million in a joint escrow account and also executed a General Security Agreement with CardiAQ on January 5, 2017.  Neovasc will also require court approval for transactions outside the course of normal business until such time that an appeal is decided in Neovasc’s favor or the Company posts the remaining amount of money judgment into the joint escrow account.

On January 18, 2017, the Court issued a final judgment, and granted CardiAQ’s motion for pre- and post-judgment interest.  The Court awarded $20,675,154 in pre-judgment interest and $2,354 per day in post-judgment interest from November 21, 2016 (see Note 24).

Neovasc filed a renewed notice of appeal with the United States Court of Appeals for the Federal Circuit (“the Appeals Court”) on January 18, 2017.  CardiAQ subsequently filed a notice of cross-appeal.  Neovasc moved the Appeals Court to expedite its appeal on January 24, 2017.  The Company will appeal the validity of the award, the ruling on inventorship, and related issues stemming from the Court verdict and October 31 order.  The appellate process may take up to a year to complete.

On February 28, 2017, Neovasc filed its opening appellate brief in the Appeals Court. Neovasc expects that CardiAQ will file a cross-appeal on issues on which it was unsuccessful during the trial. Neovasc expects oral argument on its appeal in August 2017 and a ruling is expected to follow a few months afterward.

When the company assesses that it is more likely that a present obligation exists at the end of the reporting period and that the possibility of an outflow of economic resources embodying economic benefits is probable, a provision is recognized and contingent liability disclosure is required. As at December 31, 2016, the Company has fully provided for the damages awards described above (see Note 13).

28

NEOVASC INC.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in United States dollars)

23.	CONTINGENT LIABILITIES AND PROVISIONS (continued)

Securities Class Action Lawsuit

On June 6, 2016, an alleged purchaser of Neovasc common shares filed a lawsuit, on behalf of a putative class of purchasers of Neovasc securities, against Neovasc (as well as against Chief Executive Officer, Alexei Marko, and Chief Financial Officer, Christopher Clark) in the United States District Court for the District of Massachusetts concerning alleged violations of the United States securities laws.  The case is styled as Sergio Grobler, individually and on behalf of all others similarly situated v. Neovasc Inc., Alexei Marko, and Christopher Clark, Case No. 1:16-cv-11038-RGS.  The complaint filed in the lawsuit, claims that the Company’s prior disclosures regarding the lawsuit filed by CardiAQ in the United States District Court for the District of Massachusetts, did not specify the amount of damages sought.  On November 22, 2016, the court granted the Company’s and the officers’ motion to dismiss, dismissing the lawsuit in its entirety and denying the plaintiff leave to amend the complaint. The plaintiff filed a motion to vacate the order dismissing the lawsuit, and, on January 12, 2017, the court denied that motion. As of the present time, it is unknown whether the plaintiff intends to appeal the dismissal of the lawsuit. While the outcome of the case at the District Court level has been determined with finality, as no appeal has yet been filed, the outcome of any future proceedings concerning this matter, including any potential appeal, is not currently determinable, nor is it possible to accurately predict the outcome or quantum of any such future proceedings to the Company at this time.

This litigation could be costly and time-consuming and could divert the attention of management and key personnel from the Company’s business operations. If the Company is unsuccessful in any further defense of these claims, or is unable to settle the claims in a manner satisfactory to the Company, it may be faced with significant monetary damages that could exceed its resources, which would have a material adverse effect on the Company’s business.

When the Company assesses that it is more likely than not that no present obligation exists at the end of the reporting period and that the possibility of an outflow of economic resources embodying economic benefits is possible, but not probable, no provision is recognized and contingent liability disclosure is required.

Other Matters

By way of Amended Statement of Claim in Federal Court of Canada Action T-1831-16 (the “Action”) Neovasc Inc. and Neovasc Medical Inc. (the “Neovasc Defendants”) were added as defendants to an existing action commenced by Edwards Lifesciences PVT, Inc. and Edwards Lifesciences (Canada) Inc. against Livanova Canada Corp., Livanova PLC, Boston Scientific Corporation and Boston Scientific Ltd. (collectively, the “BSC/Livanova Defendants”) The Action was first filed in October 2016 and first concerned an allegation by the plaintiffs that the manufacturing, assembly, use, sale and export of the Lotus Aortic Valve devices by the BSC/Livanova Defendants infringes on the plaintiffs’ patents.  In February, 2017, the Neovasc Defendants were added to the plaintiffs’ claim making related allegations.  In summary, the plaintiffs make three types of allegations as against the Neovasc Defendants: (a) indirect infringement claims; (b) direct infringement claims; and (c) claims of inducement. The plaintiffs seek various declarations, injunctions and unspecified damages and costs.  Defences have yet to be filed.  The Neovasc Defendants intend to vigorously defend themselves.

When the Company assesses that it is more likely than not that no present obligation exists at the end of the reporting period and that the possibility of an outflow of economic resources embodying economic benefits is remote, no provision is recognized and no contingent liability disclosure is required.

24.	SUBSEQUENT EVENTS

On January 18, 2017, the Court, issued a final judgment, and granted CardiAQ’s motion for pre- and post-judgment interest.  The Court awarded $20,675,154 in pre-judgment interest and $2,354 per day in post-judgment interest from November 21, 2016. These amounts have been accrued and fully provided for as at December 31, 2016 (See Note 13).

25.	AUTHORIZATION OF FINANCIAL STATEMENTS

The consolidated financial statements for the year ended December 31, 2016 (including comparatives) were approved by the board of directors on March 22, 2017.

(signed) Alexei Marko

Alexei Marko, Director

(signed) Steve Rubin

Steve Rubin, Director

29